Exhibit 10.22

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of the 1st day of August, 2014, by and between MetaStat, Inc., a Nevada corporation with its principal place of business located at ___________________________________ (the “Company”) and New Biology Ventures, LLC with its principal place of business located at ___________________________________ (the “NBV”).

RECITALS

WHEREAS, NBV has agreed to make the services of Douglas Hamilton (the “Consultant”) available to the Company;

WHEREAS, the Consultant possesses expertise in areas of interest to the Company; and

WHEREAS, the Company desires that it be able to utilize the services of the Consultant and the Consultant is willing to perform such services on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the parties agree as follows:

1.           Term; Termination. This Agreement shall be in effect for a period of twelve (12) months from the date hereof unless terminated by either party upon thirty (30) days prior written notice delivered to the other party (the “Term”).

2.           Services. The Consultant shall serve as the Company’s Interim Chief Financial Officer and shall perform such services relating to financial and accounting matters commensurate with such role as the Board of Directors or Chief Executive Officer of the Company may reasonably request (the “Services”). The Consultant agrees that the Services shall include the timely preparation, execution and filing of all documents, certifications and reports under securities laws applicable to the Company normally prepared, executed and filed by the Chief Financial Officer of a publicly-traded company with reporting obligations under the Securities Exchange Act of 1934, as amended. The Consultant will be obligated to perform the Services up to a maximum of approximately ten (10) days per month.

3.           Payment for Services. In consideration of the Consultant’s performance of the Services, the Company hereby agrees to pay NBV as follows:

(a)  $12,000 per month payable in cash upon invoice;

(b) $6,000 per month payable in immediately vested shares of the Company’s common stock, the number of shares to be determined based on the closing price on the last trading day of the month;

(c)  reimbursement of all reasonable and necessary documented travel expenses incurred or paid by the Consultant in connection with, or related to, the performance of the Services in accordance with the policies and procedures, and subject to limitations, adopted by the Company from time to time (the “Expenses”). Notwithstanding the foregoing, the Consultant shall not incur total Expenses in excess of five hundred dollars ($500.00) per month without the prior written approval of the Company.

4.           NBV’s Representation. NBV hereby represents that there are no binding agreements to which the Consultant is a party or by which the Consultant is bound, forbidding or restricting the performance of the Services hereunder.  In addition, NBV consents to the Consultant being named as a consultant in various reports, brochures or other documents produced by or on behalf of the Company, including documents filed with the Securities and Exchange Commission and/or the Food and Drug Administration.

5.           Property Ownership. In consideration for the compensation paid to NBV pursuant to Section 3 above, NBV and the Consultant hereby assign to the Company all right, title and interest in all Work Product which arises from the Services hereunder. “Work Product” shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any documentation, technology or other work product that (a) relates to the Company’s business, and (b) the Consultant conceives or develops during the Term. Work Product shall include all materials, documents, information, and suggestions of every kind and description supplied to Company by Consultant or prepared or developed by Consultant pursuant to this Agreement using Proprietary Information, as that term is defined in Section 6 below shall be the sole and exclusive property of the Company, and Company shall have the right to make whatever use it deems desirable of any such materials, documents, and information.

6.           Proprietary Information. NBV acknowledges that the Consultant’s relationship with the Company is one of high trust and confidence and that in the course of his service to the Company and to its clients, the Consultant shall have access to and contact with Proprietary Information developed by the Company.

(a). Neither NBV nor the Consultant shall, during the Term or at any time thereafter, disclose to others, or use for its benefit or the benefit of others, any Proprietary Information.

(b) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company or by its clients, including, without limitation, any invention, formula, vendor information, customer information, apparatus, device design, equipment, trade secret, process, research, report, technical data, know-how, clinical trial design, computer program, software, software documentation, hardware design, technology, marketing or clinical or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of his service as a consultant to the Company.

(c) The obligations under this Section 6 shall not apply to any information that (i) is or becomes known to the Consultant and/or the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of Company, or (iv) is legally required to be disclosed provided the Consultant provides the Company with not less than thirty (30) days’ prior written notice of such requirement and consults with the Company on the advisability of taking legally available steps to resist or narrow such request and reasonably cooperate with the Company to do the same.

(d) Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all Company records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

(e) Neither NBV nor the Consultant shall disclose to the Company any trade secrets or confidential or proprietary information of any other party.

7.           Independent Contractor. The Consultant shall be deemed at all times to be an independent contractor and shall be wholly responsible for the manner in which he performs the services required of him by the terms of this Agreement.  Consultant shall, at Company’s expense, be available for in-person meetings at the Company’s offices as reasonably requested by Company; otherwise, Consultant shall be solely responsible for providing all facilities, computers and other equipment necessary to provide the services hereunder.   NBV shall be liable for any grossly negligent or intentionally wrongful act or omission of Consultant or  any other employees or agents of NBV, and nothing contained in this Agreement shall be construed as creating the relationship of employer and employee between the Consultant and the Company.

8.           Indemnification and Insurance.  Except to the extent resulting from the grossly negligent or intentionally wrongful acts or omissions of Consultant, Company shall indemnify and hold NBV and Consultant harmless from any and all claims, liabilities, damages, losses, costs and expenses of whatever nature, including legal fees and expenses, incurred or arising from or I in connection with the provision of the services.   Company covenants and agrees that at all times during which this Agreement is in effect it shall have and maintain Directors and Officers Liability and Errors and Omissions insurance policies, or equivalents thereof, each in a form and scope reasonably acceptable to, and having limits reasonably acceptable to, Consultant, which policies shall cover, among other risks, the acts and omissions of Consultant.

9.           Assignment.  It is understood and agreed that the services to be performed by the Consultant under this Agreement are personal in character and neither this Agreement nor any duties or obligations hereunder shall be assigned or delegated by the Consultant without prior approval by the Company.

10.           Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other.

11.           Severability. If any term or provision of this Agreement shall be found to be illegal or unenforceable by a court of competent jurisdiction, the remaining provisions will nevertheless continue in full force and effect without being impaired or invalidated in any way.

12.           Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York.

13.           Entire Agreement: Modifications. This Agreement constitutes the entire agreement between the parties regarding the subject matters set forth herein and supersedes any and all prior and contemporaneous agreements, representations, and understandings of the parties, whether written or oral, regarding such matters.  This Agreement may not be changed, modified, amended or supplemented except by written instrument signed by both parties.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed the Agreement as of the day and year first written above.

METASTAT, INC.	NEW BIOLOGY VENTURES, LLC
By: /s/ Oscar Bronsther Name: Oscar Bronsther Title: CEO	By: /s/ Douglas A. Hamilton Name: Douglas A. Hamilton Title: Partner